SHARE PURCHASE OPTION AGREEMENT

INTERLINK GLOBAL CORP., a corporation organized and existing under the Laws of the State of Nevada, United States of America (“Interlink”); and LANE BRIDGE OVERSEAS LTD., a corporation organized and existing under the Laws of British Virgin Islands (“LANE”), hereby declare:

WHEREAS LANE has provided certain services to Interlink in connection with the negotiations of a debt reduction program in Communication Networks Holdings Ltd.
a company incorporated and existing under the laws of Bermuda;

WHEREAS LANE and Nera Networks AS, a corporation domiciled in Norway, have executed an agreement pursuant to which Lane can offer to Interlink products manufactured by Nera Networks AS at a discount of 20 % from Nera Networks AS global price list 2005;

WHEREAS in consideration for the services described above (the “Services”), Interlink wishes to grant to LANE a purchase option on certain Interlink-Global Shares, as such term is defined in Section 1 below, and LANE wishes to accept such purchase option;

NOW, THEREFORE, Interlink and LANE have agreed to enter into this stock purchase option Agreement for the Interlink Global Shares, to be governed by the following clauses:

FIRST: In consideration for the Services rendered by LANE to Interlink, Interlink grants an exclusive and irrevocable purchase option to LANE to purchase the amount of Two Million (2,000,000) Interlink-Global Shares. For purposes of this agreement “Interlink-Global Shares” means common stock of Interlink, quoted on the OTC Market in the United States under the symbol ILKG (hereinafter the “Shares”).

SECOND: Interlink agrees that the sale price of the Shares if the purchase option granted herein is exercised by LANE will be one cent of one United States of America Dollar (US$ 0,0001) per Share.

THIRD: In consideration for the granting of this option, LANE shall pay Interlink the amount of Ten U.S. Dollars (US$ 10.00).

FOURTH: LANE may exercise the option granted by Interlink pursuant to this Agreement by means of a written notice addressed and delivered to Interlink, in accordance with the provisions of Clause Seventh of this Agreement. LANE must pay Interlink the sale price stipulated in the Clause Second either by bank draft or by wire transfer of immediately available funds as instructed by Interlink.

LANE may exercise this option in any number of shares and as many times as it wish on any moment prior to the expiration date hereof. The purchase option referred to herein expires on December 31, 2009, unless Interlink and LANE agree to extend said term.

FIFTH: The Interlink Global Shares to be granted to LANE shall not have diminished rights compared to shares already issued by Interlink including, but without being limited to, voting rights, dividends, tradability or any other common stock usual intrinsic right.

SIXTH: Interlink hereby expressly undertakes to have each of the members of its management who jointly hold at least sixty percent (60%) of Interlink’s Shares, execute a separate agreement whereby each of such members accepts to refrain from selling their Shares to any third party, unless such third party additionally offers to purchase LANE’s Shares on the same terms and conditions as offered by the third party to the managers.

In addition, in the event that LANE exercises the option granted under this Agreement, LANE undertakes to refrain from selling its Interlink’s Shares to any third party, unless LANE previously offers such Shares to Interlink on the same terms and conditions as offered by such third party to LANE. LANE shall have the right to sale the Shares to the interested third party upon Interlink’s failure to exercise the offer within fifteen (15) days following the date thereof.

SEVENTH: Any notice or other communication required or permitted to be given to any of the parties to this Agreement shall be in writing. Any such notice shall be deemed to have been duly given or made when it shall be delivered by hand, post, recorded delivery, telecopier or telex to such parties at the address specified below:

To Interlink:	Interlink Global Corp.
6205 Lagoon Dr.
Suite 110
Miami, FL 33126
United States Of America
Attn.: Mr. Ron Williams
Phone: (305) 261-2007
Fax: (305) 261-2250

To LANE:	Kokstadvegen 23
P.O. Box 7090, N-5020 Bergen
Norway
Attn.: Mr. Thor Jernes
Fax: (47) 55225299

Or to such other address as a party may from time to time direct in writing.

EIGHTH: The parties hereby agree to keep confidential the terms of this Agreement, as well as all materials and information acquired or received hereunder and prevent the disclosure of such information to any third party. The terms of this Agreement and the information acquired in connection with the Agreement may be disclosed only with the consent of each of the parties hereto.

NINETH: This Agreement shall be governed by, and construed in accordance with, the laws of the United Kingdom and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the Courts of the United Kingdom.

On the fifteenth (15th) day of March, 2006.

By LANE

/s/ Alfonso Porras
Alfonso Porras
Attorney in Fact

By Interlink

/s/ Anastasios Kyriakides